Exhibit 10.11.1

Execution Version

FIRST AMENDMENT TO

TERM LOAN AGREEMENT

THIS FIRST AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”), is made and entered into as of November 10, 2016, by and among TC PIPELINES, LP., a Delaware limited partnership (the “Borrower”), the several banks and other financial institutions party hereto (collectively, the “Required Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders from time to time party thereto (collectively, the “Lenders”) and the Administrative Agent are parties to a certain Term Loan Agreement, dated as of July 1, 2013, (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which such Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Required Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the parties agree as follows:

1.                                              Amendments.

(a)                 Section 1.1 of the Credit Agreement is hereby amended by replacing the definition of “Adjusted LIBO Rate”, “Affiliate”, “Federal Funds Rate”, “Defaulting Lender”, “Material Adverse Effect”, “Significant Subsidiary”, and “Subsidiary” in their entirety with the following:

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (a) the rate per annum equal to the London interbank offered rate for deposits in U.S. Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or, if such service is not available, such other commercially available source providing such rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period (provided that if such rate is less than zero, such rate shall be deemed to be zero), divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable to any Lender that is a member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, that if the rate referred to in clause (a) above is not available at any such time for any reason, then the rate referred to in clause (a) for any such Interest Period shall instead be the interest rate per annum, as reasonably determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in U. S. Dollars in the approximate amount of such Eurodollar Loan would be offered by major banks in the London interbank market to the Administrative Agent at approximately 10:00 A.M. (Atlanta, Georgia time), two Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period (provided that if such rate is less than zero, such rate shall be deemed to be zero).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise, provided, that, for purposes of Section 7.6, each of Northern Border, PNGTS and GLGT shall be deemed to be an Affiliate of the Borrower as long as it qualifies as a Significant Subsidiary.

“Defaulting Lender” shall mean, at any time, subject to Section 2.18(b), (i) any Lender that has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Loan or to make any other payment due hereunder (each a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with any applicable Default or Event of Default, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent in writing, or has stated publicly, that it does not intend to comply with any such funding obligation hereunder, unless such writing or public statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with any applicable Default or Event of Default, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, (iv) any Lender that has, for three (3) or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) has, or has a direct or indirect parent company that has, (A) become the subject of a proceeding under any Debtor Relief Law, (B) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (C) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender will be conclusive and binding, absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon notification of such determination by the Administrative Agent to the Borrower and the Lenders.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Borrower, its Subsidiaries, Northern Border, PNGTS and GLGT, taken as a whole, (ii) the ability of the Borrower to perform any of its obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent and the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Significant Subsidiary” shall have the meaning specified in Article 1, Rule 1-02(w) of Regulation S-X of the Securities Exchange Act of 1934 as of the Effective Date, provided, that, even if Northern Border, GLGT and PNGTS would not otherwise constitute a Subsidiary of the Borrower, each of Northern Border, GLGT, and PNGTS shall be deemed to be a Significant Subsidiary of the Borrower if it would otherwise qualify as a Significant Subsidiary under Article 1, Rule 1-02(w) of Regulation S-X as of the First Amendment Date.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. For the avoidance of doubt, (a) Northern Border, GLGT and PNGTS are not Subsidiaries of the Borrower as of the Closing Date.

(b)              Section 1.1 of the Credit Agreement is further amended by adding the following new definitions in proper alphabetical order:

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Canadian Sanctioned Country” shall mean a country which is the target of any comprehensive (but not list based) Canadian Sanctions.

“Canadian Sanctioned Person” shall mean (i) any Person listed in any Canadian Sanctions-related list of designated Persons maintained by the Government of Canada, (ii) any Person operating, organized or resident in a Canadian Sanctioned Country, or (iii) any Person controlled by any such Person.

“Canadian Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Government of Canada.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule”: shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“First Amendment Date” shall mean November 10, 2016.

“First Amendment” shall mean that certain First Amendment, dated as of the First Amendment Date, by and among the Borrower, the Required Lenders party thereto and the Administrative Agent.

“PNGTS” shall mean Portland Natural Gas Transmission System, a Maine general partnership.

“Purchaser’s Recission Rights” shall mean the 1,619,631 common units of the Borrower that were issued under the Borrower’s At-The-Market equity issuance program after February 26, 2016 but before July 1, 2016 that are subject to redemption as outlined under Note 7 of the Borrower’s Quarterly Report on Form 10Q for the period ending June 30, 2016.

“Sanctioned Country” shall mean a country which is the target of any comprehensive (but not list based) Sanctions;

“Sanctioned Person” shall mean (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.

“Sanction(s)” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States Government, including those administered by OFAC, or (ii) the United Nations Security Council.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(c)                  Section 1.1 of the Credit Agreement is further amended by removing the definitions of “Eurodollar Reserve Percentage”, “Bison Operating Agreement” and “GTN Operating Agreement”.

(d)                 Section 2.12 of the Credit Agreement, is hereby amended by adding the phrase “more than six months” after the words amounts incurred in subsection (e) of such section.

(e)                  Section 4.4 of the Credit Agreement, is hereby amended by replacing subsection (b) in its entirety with the following:

(b)   Since the Closing Date, there have been no changes with respect to the Borrower, its Subsidiaries, Northern Border, GLGT and, to Borrower’s knowledge, PNGTS which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

(f)                   Section 4.8 of the Credit Agreement, “Taxes”, is hereby amended by adding the following paragraph as clause (i) of such Section:

(i) For purposes of determining withholding Taxes imposed under FATCA, from and after the First Amendment Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(g)                  Section 4.14 of the Credit Agreement is hereby amended by replacing in its entirety such section with the following:

Section 4.14.                         Subsidiaries. Schedule 4.14 attaches a true and complete organizational chart of the Borrower and all of its Subsidiaries (including the ownership of Northern Border, Tuscarora, PNGTS and GLGT), in each case as of the Closing Date, which Schedule the Borrower shall update upon notice to the Administrative Agent promptly following the completion of any material Permitted Acquisition and promptly following the incorporation, organization or formation of any material Subsidiary.

(h)         The Credit Agreement is hereby amended by adding the following new Section 4.18:

Section 4.18         Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with applicable Sanctions that could result in a material fine or penalty to the Borrower or its Subsidiaries. None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers, employees or agents is a Sanctioned Person. No part of the proceeds of any Loans hereunder will be used directly or indirectly (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and in effect from time to time in any respect that is material in relation to the business, operations, assets or properties of the Borrower and its Subsidiaries taken as a whole; or (ii) to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country.

(i)             The Credit Agreement is hereby amended by adding the following new Section 4.19:

Section 4.19         EEA Financial Institution; Other Regulations. Neither the Borrower nor any Subsidiary is an EEA Financial Institution.

(j)                   The Credit Agreement is hereby amended by replacing Section 5.4 in its entirety with the following:

Section 5.4.           Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents which are acting or benefitting in any capacity in connection with this Agreement with Anti-Corruption Laws and applicable Sanctions.

(k)                 The Credit Agreement is hereby amended by replacing Section 6.1 in its entirety with the following:

Section 6.1.        Leverage Ratio. The Borrower and its Subsidiaries will maintain on a consolidated basis as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2016, a Leverage Ratio of not greater than 5.00:1.00 (the “Required Threshold”); provided, however, that if the Borrower consummates one or more Permitted Acquisitions with a total consideration of $30,000,000 or more during any Fiscal Quarter, then the Required Threshold shall be increased to 5.50 to 1.00 for (i) the Fiscal Quarter in which such acquisition occurs (the “Acquisition Quarter”) and (ii) the two (2) Fiscal Quarters following the Acquisition Quarter, and shall be decreased to 5.00 to 1.00 as of the last day of each Fiscal Quarter thereafter (unless subsequently increased pursuant to this proviso in connection with another Permitted Acquisition); provided, however that in determining compliance with the Leverage Ratio, Permitted Subordinated Debt in an amount not to exceed $300,000,000 shall not be included in such calculation. The Borrower’s compliance with this requirement shall be calculated on a rolling four quarter basis, measured on the last day of each Fiscal

Quarter. For purposes of the foregoing, to the extent Consolidated Total Funded Debt includes outstanding amounts under Hybrid Securities, then a portion of the amount of such Hybrid Securities not to exceed a total of 15% of Total Capitalization may be excluded from Consolidated Total Funded Debt (the “Excluded Hybrid Securities”).

(l)             The Credit Agreement is hereby amended by replacing Section 7.5 in its entirety with the following:

Section 7.5                                   Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by Subsidiaries of the Borrower solely in shares of any class of its Capital Stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other holders of its Capital Stock if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, (iii) so long as no Event of Default has occurred and is continuing, distributions on the Limited Partnership Units and General Partners’ interests in accordance with the Borrower Partnership Agreement, (iv) Permitted Tax Distributions, (v) the purchase of Capital Stock related to the exercise of the Purchaser’s Recission Rights and (vi) payments made with respect to Permitted Subordinated Debt to the extent allowed by the terms of the agreements entered into connection therewith, which agreements shall have been approved by the Administrative Agent and the Required Lenders.

(m)                 The Credit Agreement is hereby amended by adding the following new Section 7.12:

Section 7.12                            Government Regulation. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower or its Subsidiaries, or (b) fail to provide documentary and other evidence of the identity of the Borrower or its Subsidiaries as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Borrower or its Subsidiaries or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

(n)                 The Credit Agreement is hereby amended by adding the following new Section 7.13:

Section 7.13                            Sanctions. The Borrower will not, and will not permit any Subsidiary to, use the proceeds of any Loans hereunder (i) for the purpose of funding, financing or facilitating any activities, business or transactions of or with any Sanctioned Person or, to the extent not in conflict with any other Sanctions, any Canadian Sanctioned Person, or in any Sanctioned Country or, to the extent not in conflict with any other Sanctions, in any Canadian Sanctioned Country, or (ii) to in any manner that would result in the violation of any Sanctions or, to the extent not in conflict with any other Sanctions, Canadian Sanctions applicable to any party hereto.

(o)                 Section 10.11 of the Credit Agreement, is hereby amended by removing the and before “(ix)”, replacing “(ix)” with “(vi)” and replacing “(vi)” with “(vii)”.

(p)              The Credit Agreement is hereby amended by adding the following new Section 10.15:

Section 10.15         Patriot Act. The Administrative Agent and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each of its Subsidiaries, which information includes the name and address of such Borrower and Subsidiary and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower or Subsidiary in accordance with the Patriot Act.

(q)                                 The Credit Agreement is hereby amended by adding the following new Section 10.16:

Section 10.16                                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                         the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(p)               Schedule 7.1 of the Credit Agreement is hereby amended by adding the items listed on Schedule 1 hereto.

(q)              Schedule 7.2 of the Credit Agreement is hereby amended by adding the item listed on Schedule 2 hereto.

2.                      Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (i) such fees as the Borrower has agreed to pay the Administrative Agent or any of its affiliates in connection with this Amendment, (ii) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), and (iii) the Administrative Agent shall have received counterparts of this First Amendment duly executed by the Borrower, the Required Lenders, and the Administrative Agent.

3.                      Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent:

(a)                                         The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect;

(b)                         The execution, delivery and performance by the Borrower of this Amendment are within the Borrower’s organizational powers and have been duly authorized by all necessary organizational, and if required, general partner action. This Amendment has been duly executed and delivered by the Borrower, and constitutes a valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(c)                                          The execution, delivery and performance by the Borrower of this Amendment (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents; and

(d)                                         After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (other than representations and warranties expressly stated to be made as of an earlier date), and no Default or Event of Default has occurred and is continuing as of the date hereof.

4.              Effect of Amendment. Except as set forth expressly herein, all terms of the Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

5.                      Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

6.                      No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

7.                      Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

8.                      Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

9.                      Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10.               Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11.               Severability. Any provision of this Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the patties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

TC PIPELINES, LP

By: TC PipeLines GP, Inc., its General Partner

By:	/s/ Nathaniel A. Brown
Name:	Nathaniel A. Brown
Title:	Controller and Principal Financial Officer

By:	/s/ Jon A. Dobson
Name:	Jon A. Dobson
Title:	Secretary

[Signature Page to TC Pipelines First Amendment to Term Loan Agreement]

ADMINISTRATIVE AGENT:

SUNTRUST BANK, as Administrative Agent and a Lender

By:	/s/ Carmen Malizia
Name:	Carmen Malizia
Title:	Director

[Signature Page to TC Pipelines First Amendment to Term Loan Agreement]

BANK OF AMERICA, N.A, as a Lender

By:	/s/ Marc Ahlers
Name:	Marc Ahlers
Title:	Vice President

[Signature Page to TC Pipelines First Amendment to Term Loan Agreement]

Citibank, N.A., as a Lender

By:	/s/ Peter Kardos
Name:	Peter Kardos
Title:	VP

[Signature Page to TC Pipelines First Amendment to Term Loan Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as
a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

[Signature Page to TC Pipelines First Amendment to Term Loan Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Juan J. Jayellana
Name:	Juan J. Jayellana
Title:	Executive Director

[Signature Page to TC Pipelines First Amendment to Term Loan Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Nathan Starr
Name:	Nathan Starr
Title:	Vice President

[Signature Page to TC Pipelines First Amendment to Term Loan Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Kevin Sparks
Name:	Kevin Sparks
Title:	Director

[SIGNATURE PAGE TO FIRST AMENDMENT

TERM LOAN AGREEMENT]

Execution Version

SCHEDULE I

1.              Term Loan Agreement in aggregate principal amount of $75,000,000 dated as of June 1, 2015 between Gas Transmission Northwest LLC and the lenders from time to time party thereto.

2.              Term Loan Agreement in aggregate principal amount of $9,500,000 dated as of April 29, 2016 between Tuscarora Gas Transmission Company and the lenders from time to time party thereto.

Execution Version

SCHEDULE II

1.              Pursuant to a Pledge Agreement dated January 1, 2016 between TC PipeLines Intermediate Limited Partnership (“TCILP”) and the Bank of New York Mellon, as collateral agent, TCILP granted a security interest in all of its partnership interests in PNGTS, as security for debt securities issued by PNGTS pursuant to a Note Purchase Agreement dated April 10, 2003, between PNGTS and the purchasers party thereto.